Exhibit 4.1

FORM OF
FIRST AMENDMENT TO SERIES C COMMON  STOCK PURCHASE WARRANT

This FIRST AMENDMENT TO SERIES C COMMON STOCK PURCHASE WARRANT (“First Amendment”) is made and entered into as of the 23rd day of January, 2009, by and among PHARMA-BIO SERV, INC., formerly known as Lawrence Consulting Group, Inc., a Delaware corporation (“Pharma-Bio”) and [_____________] (“Holder”).

WITNESSETH:

WHEREAS, Pharma-Bio had delivered to Holder that certain Series C Common Stock Purchase Warrants of Lawrence Consulting Group, Inc. dated as of January 25, 2006 (the “Warrant”);

WHEREAS, the parties have agreed to extend the final date of the Exercise Period on which the Warrant can be exercised until January 24, 2010;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pharma-Bio and Holder agree as follows:

TERMS

1.	Defined Terms. Capitalized but undefined terms herein shall have the meanings given to them in the Warrant

2.	Amendment to Warrant. The title and first paragraph of the Warrant is amended and restated as follows:

Void after 5:30 P.M. New York City time on January 24, 2010

SERIES C COMMON STOCK PURCHASE WARRANT

of

PHARMA-BIO SERV, INC.

This is to certify that, FOR VALUE RECEIVED, [_____________], or registered assigns (“Holder”), is entitled to purchase, on the terms and subject to the provisions of this Warrant, from Pharma-Bio Serv, Inc., a Delaware corporation (the “Company”), at an exercise price (the “Exercise Price”) of seventy three and 44/100 cents ($.7344) per share,  __________ (_____) shares of common stock, par value $.0001 per share (“Common Stock”), of the Company at any time during the period (the “Exercise Period”) commencing on the date of this Warrant and ending at 5:30 P.M. New York City time, on January 24, 2010; provided, however, that if such date is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which such banks are not authorized to close.  The number of shares of Common Stock to be issued upon the exercise or conversion of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time in the manner set forth in this Warrant.  The shares of Common Stock deliverable upon such exercise or conversion, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares,” and the exercise price for the purchase of a share of Common Stock pursuant to this Warrant in effect at any time, as the same may be adjusted from time to time, is hereinafter sometimes referred to as the “Exercise Price.”  This Warrant was issued pursuant to a subscription agreement (the “Subscription Agreement”) between the Company and the initial holder of this Warrant.

3.
Reaffirmation.  Pharma-Bio hereby reaffirms all covenants, representations, and warranties made by it, and all Obligations owed by it, pursuant to the Warrant (to the extent the same is not amended herein) and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the date this First Amendment becomes effective (unless a representation and warranty is stated to be given on and as of a specific date, in which case such representation and warranty shall be true, correct, and complete as of such date, except to the extent, if any, amended hereby).

4.	Reference to and Effect on the Warrant. Except as specifically amended to or agreed to herein, the Warrant shall remain in full force and effect and is hereby ratified and confirmed.

5.
Execution in Counterparts.  This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of the First Amendment by facsimile shall have the same effect as delivery of a manually executed counterpart of this First Amendment.

6.	Headings. Section headings in this First Amendment are included herein for the convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PHARMA-BIO SERV, INC.:

By:
Name:
Title:

WARRANT HOLDER:

By: